Exhibit 99.1




               UNITED STATES STEEL CORPORATION DECLARES DIVIDENDS

     PITTSBURGH, April 25, 2006 - United States Steel Corporation (NYSE: X)

announced today that the Board of Directors declared a dividend of 15 cents per share on U. S. Steel Common Stock, an increase of 5 cents per share.  The dividend is payable June 10, 2006, to stockholders of record at the close of business May 17, 2006.  The directors also declared a dividend of $0.875 per share on U. S. Steel's 7% Series B Mandatory Convertible Preferred Shares.

This dividend is payable June 15, 2006, to stockholders of record at the close of business June 1, 2006.

     Commenting on the dividend increase, U. S. Steel Chairman and CEO John P.

Surma said, "This 50 percent increase in our quarterly dividend rate, the third increase since the beginning of 2005, reflects our optimism about our financial outlook and our commitment to enhancing shareholder value."